Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst & Media Contact:	Jeffrey L. Chastain
(713) 917-2020
Pride International Board Lowers to 10 Percent the Ownership Threshold
Applicable to Seadrill Limited Under Stockholder Rights Plan
     Houston, April 22, 2008 - Pride International, Inc. (NYSE: PDE) today announced that its Board of Directors has taken action under the Company’s Stockholder Rights Plan to lower, solely with respect to Seadrill Limited and its affiliates and associates (collectively, “Seadrill”), the threshold level of beneficial ownership of the Company’s common stock that would trigger the rights from 15% to 10%.
     Pride also announced that it has been notified by Seadrill of Seadrill’s and its affiliates’ acquisition, through undisclosed forward purchase contracts and other acquisitions from undisclosed parties, of approximately 9.9% of the Company’s outstanding common stock. Seadrill has advised the Company that it has made a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 to permit Seadrill to acquire Pride securities, but has neither provided the Company with a copy of the filing nor informed the Company at what notification threshold the filing was made under the Act. Despite requests by the Company, Seadrill has not provided information about its intentions, plans or proposals with respect to Pride or its acquisition of the common stock; any agreements, arrangements or understandings it has with third parties regarding Pride securities; the terms of the forward purchase contracts; the reasons for its Hart-Scott-Rodino filing; or the maximum ownership level specified in the filing. Seadrill also requested that Pride not publicly disclose its acquisition of Pride securities or its Hart-Scott-Rodino filing.
     Pride’s Stockholder Rights Plan is intended to protect the Company’s stockholders from open-market accumulations and other abusive takeover activities. The Board of Directors of the Company has taken the action announced today with respect to the rights plan because Seadrill has not provided the Company with any information about its intentions, and the Board wants to make sure that all stockholders are protected appropriately. The plan was adopted in 2001 in connection with the Company’s merger with Marine Drilling Companies to replace a similar plan in effect at Pride since 1998.
     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest offshore drilling contractors, operating a fleet of 64 rigs, including two deepwater drillships, 12 semisubmersible rigs, 28 jackups, 10 platform rigs, five managed deepwater rigs and seven Eastern Hemisphere-based land rigs. The company also has three ultra-deepwater drillships under construction.